EXHIBIT 99.1

FOR IMMEDIATE RELEASE

DWANGO WIRELESS APPOINTS REX S. JACKSON TO
BOARD OF DIRECTORS

Investment and Technology Industry Veteran Brings 20 Years
of Executive Experience to the Role

SEATTLE —Nov. 21, 2005 — Dwango® Wireless, (OTCBB:DWGN), a leading developer and publisher of mobile entertainment content for top lifestyle brands, today announced that Rex S. Jackson has been appointed to its Board of Directors.

Mr. Jackson is currently acting chief financial officer, senior vice president and general counsel of Synopsys, Inc. (Nasdaq: SNPS), a provider of electronic design automation software and services to the semiconductor industry.

“Rex’s extensive experience in the technology and investment sectors will further strengthen the knowledge and diversity of the Dwango Wireless board,” said Alexander U. Conrad, president, COO and interim CEO, Dwango Wireless. “We look forward to Rex’s involvement in shaping Dwango Wireless’ corporate strategies as we continue to bring premium consumer brands into the mobile arena.”

Prior to joining Synopsys, Mr. Jackson was an investment professional with Redleaf Group, Inc., an early-stage venture capital firm. Mr. Jackson has also served as president and CEO of Atlantes Services, Inc., leading the successful sale of the company to Cardinal Health (NYSE: CAH) in August 2002. Mr. Jackson received his A.B. degree from Duke University in 1982 and his J.D. degree from Stanford University in 1985.

About Dwango® Wireless
Dwango® Wireless (OTCBB:DWGN) offers a comprehensive approach for bringing lifestyle and affiliate brands to the wireless arena through customized entertainment content, ringtones, games and applications for mobile phones. A key player in the wireless industry, Dwango Wireless provides unique content for some of today's hottest lifestyle brands, including Napster, ESPN, Playboy and Rolling Stone. Dwango North America corporate information can be found at www.dwango.com. Dwango® is a trademark of Dwango Co. Ltd., and used by Dwango Wireless pursuant to an exclusive license.

Dwango Contact: Jared Nieuwenhuis Director, Marketing Communications Dwango Wireless 206.832.0600 jared.nieuwenhuis@dwango.com	Carol Rogalski Text 100 Public Relations for Dwango Wireless 206.267.2024 carolr@text100.com

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